Exhibit 99.1

BED BATH & BEYOND INC. REPORTS RESULTS

FOR FISCAL FIRST QUARTER

•                  Net Earnings per Diluted Share of $.34 for Q1

•                  Quarterly Net Sales Increase by 2.8%

•                  Quarterly Comparable Store Sales Decrease by 1.6%

UNION, New Jersey, June 24, 2009 — Bed Bath & Beyond Inc. today reported net earnings of $.34 per diluted share ($87.2 million) in the fiscal first quarter ended May 30, 2009, compared with net earnings of $.30 per diluted share ($76.8 million) in the same quarter a year ago. Net sales for the fiscal first quarter of 2009 were approximately $1.694 billion, an increase of approximately 2.8% from net sales of $1.648 billion reported in the fiscal first quarter of 2008. Comparable store sales for the fiscal first quarter of 2009 decreased by approximately 1.6%.

As of May 30, 2009, the Company had a total of 1,044 stores, including 935 Bed Bath & Beyond stores in 49 states, the District of Columbia, Puerto Rico and Canada, 53 Christmas Tree Shops stores, 16 buybuy BABY stores, and 40 stores under the names of Harmon or Harmon Face Values. During the fiscal first quarter, the Company opened six Bed Bath & Beyond stores, one Christmas Tree Shops store, and one buybuy BABY store and closed one Bed Bath & Beyond store. Consolidated store space as of May 30, 2009 was approximately 32.2 million square feet. Since the beginning of the fiscal second quarter on May 31, 2009, three additional Bed Bath & Beyond stores have been opened and one Bed Bath & Beyond store has been closed. In addition, through a joint venture, the Company operates two stores in the Mexico City market under the name “Home & More.”

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Bed Bath & Beyond Inc. and subsidiaries (the “Company”) is a chain of retail stores, operating under the names of Bed Bath & Beyond, Christmas Tree Shops, Harmon, Harmon Face Values and buybuy BABY. Through a joint venture, the Company also operates retail stores in Mexico under the name “Home & More.” The Company sells a wide assortment of merchandise principally including domestics merchandise and home furnishings as well as food, giftware, health and beauty care items and infant and toddler merchandise. Shares of Bed Bath & Beyond Inc. are traded on NASDAQ under the symbol “BBBY” and are included in the Standard and Poor’s 500 and Global 1200 Indices and the NASDAQ-100 Index. The Company is counted among the Fortune 500 and the Forbes 2000.

This press release may contain forward-looking statements.  Many of these forward-looking statements can be identified by use of words such as may, will, expect, anticipate, estimate, assume, continue, project, plan, and similar words and phrases.  The Company’s actual results and future financial condition may differ materially from those expressed in any such forward-looking statements as a result of many factors that may be outside the Company’s control. Such factors include, without limitation: general economic conditions including the housing market, fuel costs, and a declining overall macroeconomic environment; changes in the retailing environment and consumer preferences and spending habits; demographics and other macroeconomic factors that may impact the level of spending for the types of merchandise sold by the Company; unusual weather patterns; competition from existing and potential competitors; competition from other channels of distribution; pricing pressures; the cost of labor, merchandise and other costs and expenses; the ability to find suitable locations at acceptable occupancy costs to support the Company’s expansion program; the impact of failed auctions for auction rate securities held by the Company; and matters arising out of or related to the Company’s stock option grants and procedures and related matters, including any tax implications relating to the Company’s stock option grants.  The Company does not undertake any obligation to update its forward-looking statements.

INVESTOR CONTACTS:

Kenneth C. Frankel	908-855-4554
Lisa S. Kaplowitz	908-855-4083

(Tables Follow)

BED BATH & BEYOND INC. AND SUBSIDIARIES

Consolidated Statements of Earnings

(in thousands, except per share data)

(unaudited)

	Three Months Ended
	May 30,	May 31,
	2009	2008

Net sales	$1,694,340	$1,648,491

Cost of sales	1,027,522	992,491

Gross profit	666,818	656,000

Selling, general and administrative expenses	524,514	537,181

Operating profit	142,304	118,819

Interest income	1,767	4,530

Earnings before provision for income taxes	144,071	123,349

Provision for income taxes	56,899	46,572

Net earnings	$87,172	$76,777

Net earnings per share - Basic	$0.34	$0.30
Net earnings per share - Diluted	$0.34	$0.30

Weighted average shares outstanding - Basic	256,942	256,634
Weighted average shares outstanding - Diluted	258,764	259,263

BED BATH & BEYOND INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands, unaudited)

	May 30,	May 31,
	2009	2008
Assets

Current assets:
Cash and cash equivalents	$855,434	$240,255
Short term investment securities	2,000	15,000
Merchandise inventories	1,703,819	1,726,148
Other current assets	272,681	259,917

Total current assets	2,833,934	2,241,320

Long term investment securities	216,196	307,734
Property and equipment, net	1,120,393	1,112,116
Other assets	335,531	325,004

	$4,506,054	$3,986,174

Liabilities and Shareholders’ Equity

Current liabilities:
Accounts payable	$603,402	$597,011
Accrued expenses and other current liabilities	247,256	256,083
Merchandise credit and gift card liabilities	160,629	172,816
Current income taxes payable	55,361	33,235

Total current liabilities	1,066,648	1,059,145

Deferred rent and other liabilities	232,790	198,503
Income taxes payable	96,264	74,753

Total liabilities	1,395,702	1,332,401

Total shareholders’ equity	3,110,352	2,653,773

	$4,506,054	$3,986,174

BED BATH & BEYOND INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(in thousands, unaudited)

	Three Months Ended
	May 30,	May 31,
	2009	2008

Cash Flows from Operating Activities:

Net earnings	$87,172	$76,777
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	44,779	43,619
Stock-based compensation	11,010	10,377
Tax benefit from stock-based compensation	(55)	2,672
Deferred income taxes	(5,081)	(6,736)
Other	54	—
(Increase) decrease in assets:
Merchandise inventories	(61,480)	(109,167)
Trading investment securities	(2,439)	(1,555)
Other current assets	(16,998)	(17,803)
Other assets	170	(626)
Increase (decrease) in liabilities:
Accounts payable	98,819	44,545
Accrued expenses and other current liabilities	2,220	(2,868)
Merchandise credit and gift card liabilities	(4,992)	1,564
Income taxes payable	34,856	19,347
Deferred rent and other liabilities	6,274	5,654

Net cash provided by operating activities	194,309	65,800

Cash Flows from Investing Activities:

Redemption of available-for-sale investment securities	7,600	4,825
Capital expenditures	(26,588)	(51,673)
Investment in unconsolidated joint venture, including fees	—	(4,659)

Net cash used in investing activities	(18,988)	(51,507)

Cash Flows from Financing Activities:

Proceeds from exercise of stock options	23,303	11,214
Excess tax benefit from stock-based compensation	1,712	4,315
Repurchase of common stock, including fees	(13,111)	(13,651)

Net cash provided by financing activities	11,904	1,878

Net increase in cash and cash equivalents	187,225	16,171

Cash and cash equivalents:
Beginning of period	668,209	224,084
End of period	$855,434	$240,255